EXHIBIT 10.10

CONSULTING AGREEMENT

This Agreement is made this 16th day of July 2007; by and between POCKETFINDER, LLC, a California limited liability company (“the Company”), and NORTHSTAR INVESTMENTS, INC., a California corporation (“the Company”).

Term.  This Agreement shall be deemed to have commenced on July 16, 2007, and shall continue in effect for three years.

Consulting Services.  Consultant shall consult with the Board of Directors of the Company at reasonable times, concerning matters pertaining to the overall business and financial operation of the Company and may assist and advise on financing, mergers, capital structure investor relations.

Compensation.  In consideration of the services to be proved for the Company by the Consultant, the Company agrees to compensate Consultant as follows:

(A)           2% of the Company’s first Ten Million Dollars of sales and I % of the second Ten Million Dollars of sales to be paid by cashier’s check or wire transfer each within 30 days after each Five Million Dollar increment of sales is booked.

(B)           Assuming a change to corporate form for the Company, Grant of options or warrants to purchase 500,000 common shares at $1.0(? per share, expiring five years after date of grant, and options or warrants to purchase 250,000 common shares at $2.00 per unit, expiring five years after date of grant. Both sets of options or warrants shall be “cashless” and have demand registration rights. A full option or warrant agreement shall be provided to Consultant within 30 days. If there is no conversion to corporate form within 12 months, such options shall be for 10 of the Company’s A units at $50,000 per unit and 5 A units at $100,000.

(C)           Reasonable expense reimbursement, as determined by the Company.

Miscellaneous.  This Agreement shall be binding upon all parties and their respective estates, heirs, successors and permitted assigns. This Agreement may be changed only by the written consent of all pales. TO Agreement may not be assigned by either party without the written consent of the other. This Agreement is the entire agreement between the parties. Each person signing this Agreement warrants his authorization to sign. Should any legal proceeding be necessary to construe or enforce the provisions of this Agreement, then the prevailing party in such legal action shall be entitled to recover all court costs, reasonable attorney fees and costs of enforcing or collecting any judgment awarded. The judgment by any court of law that a particular section of this Agreement is illegal shall not effect the validity of the remaining provisions.

POCKETFINDER, LLC	NORTHSTAR INVESTMENTS, INC.

By: /s/ David Morse	By: /s/ Glenn A. Busch
David Morse, PhD CEO	Glenn A. Busch, President

By: /s/ Desiree Mejia
Desiree Mejia, Secretary

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